DERIVED INFORMATION [03/07/07]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.
Depositor
[U.S. Bank, N.A.]
Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Counterparty			Collateral Info	Group 1	TOTAL
Underwriter	Credit Suisse Securities LLC		Gross WAC	8.21%	8.21%
Issuer	Home Equity Asset Trust 2007-2		ARM Gross Margin	5.83%	5.80%
Depositor	CSFB Mtg Sec Corp		WA CLTV	87.8%	88.9%
Seller	DLJ Mtg Capital, Inc.		CLTV >80%	70.4%	73.9%
Aggregator	DLJ Mtg Capital, Inc.		CLTV >90%	41.8%	47.8%
Rep Provider	DLJ Mtg Capital, Inc.		CLTV >95%	31.4%	39.5%
Master Servicer	N/A		Loan Balance <$50k	1.8%	1.5%
Trustee	US Bank, NA		Loan Balance $50k - $100k	9.0%	8.0%
MI Provider	N/A		Loan Balance $100k - $150k	17.1%	13.6%
Monoline	N/A		WA FICO	627	627
Credit Manager	MurrayHill		<560 FICO	11.7%	12.3%
Federal Tax Status	REMIC		560 - 600 FICO	17.8%	16.7%
			SF / TH / PUD	87.6%	88.3%
Originators	Group (%)	Total (%)	2-4 Family	7.5%	6.4%
To Follow			Condo	4.9%	5.3%
To Follow			Manufactured Housing (MH)	0.0%	0.0%
To Follow			Other	0.0%	0.0%
To Follow			Primary	91.3%	93.1%
To Follow			Second	0.7%	0.5%
			Investment	8.0%	6.4%
Servicers	Group (%)	Total (%)	Full / Alt	60.8%	60.2%
SPS	100.00%	100.00%	Stated / Limited	38.1%	38.3%
			NINA	1.1%	1.4%
			1st Lien	97.5%	95.5%
			2nd Lien	2.5%	4.5%
			Silent Seconds	25.8%	31.9%
			State 1	CA	CA
FICO	AGG UPB	AGG %	%	21.9%	28.9%
< 500	7,336,841	0.6%	State 2	IL	FL
500 - 519	33,408,440	2.8%	%	7.6%	9.6%
520 - 539	45,040,106	3.8%	State 3	FL	IL
540 - 559	58,992,434	5.0%	%	7.3%	6.1%
560 - 579	70,333,113	6.0%	State 4	AZ	TX
580 - 599	118,128,242	10.1%	%	7.0%	5.9%
600 - 619	179,336,172	15.3%	State 5	TX	AZ
620 - 639	158,437,690	13.5%	%	6.1%	5.7%
640 - 659	186,525,778	15.9%	ARM / HYB	79.0%	79.5%
660 - 679	130,803,319	11.1%	Fixed	21.0%	20.5%
680 - 699	83,260,921	7.1%	Purchase	30.6%	42.7%
700 - 719	47,724,509	4.1%	Refi-RT	6.0%	4.0%
720 - 739	25,240,164	2.2%	Refi-CO	63.4%	53.3%
740 - 759	16,570,052	1.4%	Size	$586,403,495	$1,173,441,877
760 - 779	9,037,776	0.8%	AVG Balance	$166,026	$188,414
780 - 799	3,266,321	0.3%	Loan Count	3,532	6,228
800 plus	-	0.0%	Interest Only (IO)	9.8%	12.7%
			Negative Amortization	0.0%	0.0%
			Amortization >30 years	45.2%	44.5%

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.49	-	0.0%	-	0.0%
4.50 - 4.99	-	0.0%	-	0.0%
5.00 - 5.49	99,667	0.0%	-	0.0%
5.50 - 5.99	10,012,326	90.0%	643,477	10.0%
6.00 - 6.49	26,510,410	230.0%	8,586,571	70.0%
6.50 - 6.99	102,138,698	870.0%	30,360,019	260.0%
7.00 - 7.49	137,339,239	1170.0%	33,028,009	280.0%
7.50 - 7.99	205,964,791	1760.0%	42,796,628	360.0%
8.00 - 8.49	137,157,424	1170.0%	23,303,118	200.0%
8.50 - 8.99	141,505,503	1210.0%	21,959,787	190.0%
9.00 - 9.49	70,527,206	600.0%	10,239,276	90.0%
9.50 - 9.99	62,311,722	530.0%	14,516,660	120.0%
10.00 - 10.49	21,886,581	190.0%	13,324,343	110.0%
10.50 - 10.99	11,034,912	90.0%	8,382,607	70.0%
11.00 - 11.49	5,289,384	50.0%	10,044,985	90.0%
11.50 - 11.99	942,123	10.0%	11,970,300	100.0%
12.00 - 12.49	91,163	0.0%	6,866,962	60.0%
12.50 - 12.99	-	0.0%	4,086,973	30.0%
13.00 - 13.49	-	0.0%	109,860	0.0%
13.50 - 13.99	-	0.0%	236,809	0.0%
14.00 - 14.49	-	0.0%	174,343	0.0%
>= 14.5	-	0.0%	-	0.0%

	Freddie Fixed	Freddie ARM	Total Fixed	Total ARM
GWAC	8.33%	8.18%	8.63%	8.10%
1st Lien GWAC	7.96%	8.18%	7.93%	8.10%
2nd Lien GWAC	11.04%	0.00%	11.14%	0.00%
FICO	638	624	633	625
1st Lien FICO	638	624	629	625
2nd Lien FICO	641	0	647	0

Credit Enhancement
Subordination (not including OC)	To Follow
Prefund OC (%)	To Follow
Initial Target OC (%)	To Follow
Stepdown OC (%)	To Follow
Stepdown Date	To Follow
Excess Interest (12m Avg, Fwd Libor)	To Follow

Notes

All non-dollar amount numbers (excluding loan count) should be formatted as percentages

Any 'Group' column refers to the collateral group that backs Freddie's class. Any 'Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all cases, the total pool)

For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.

The FICO and GWAC tables should be based on The Total pool.

For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)

If a particular field has no data, enter 0% or $0 rather than 'NA' or leaving the field blank

Combined LTV = First Lien + Second + Silent Second

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.23%	0.32%	0.19%	0.04%	0.21%	0.30%	0.03%	0.18%
	560 - 599	0.19%	0.30%	0.31%	0.12%	0.30%	0.75%	0.17%	0.18%
	600 - 619	0.09%	0.10%	0.13%	0.11%	0.23%	0.40%	0.21%	1.33%
	620 - 659	0.16%	0.25%	0.25%	0.09%	0.33%	0.89%	0.26%	2.53%
	660 - 699	0.10%	0.14%	0.18%	0.01%	0.28%	0.37%	0.15%	1.14%
	700 - 740	0.02%	0.06%	0.00%	0.02%	0.03%	0.14%	0.08%	0.40%
	740 +	0.03%	0.02%	0.05%	0.00%	0.03%	0.09%	0.01%	0.04%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.02%	0.07%	0.02%	0.01%	0.04%	0.02%	0.01%	0.04%
	560 - 599	0.04%	0.07%	0.05%	0.02%	0.10%	0.10%	0.00%	0.01%
	600 - 619	0.11%	0.06%	0.01%	0.04%	0.07%	0.13%	0.01%	0.07%
	620 - 659	0.09%	0.19%	0.07%	0.01%	0.28%	0.35%	0.06%	0.66%
	660 - 699	0.03%	0.08%	0.10%	0.00%	0.09%	0.47%	0.10%	0.54%
	700 - 740	0.02%	0.02%	0.03%	0.02%	0.08%	0.03%	0.05%	0.34%
	740 +	0.00%	0.06%	0.03%	0.00%	0.00%	0.03%	0.03%	0.11%

Non-Amortizing Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.03%	0.00%
	600 - 619	0.01%	0.00%	0.00%	0.00%	0.00%	0.09%	0.00%	0.02%
	620 - 659	0.00%	0.02%	0.00%	0.00%	0.02%	0.10%	0.03%	0.04%
	660 - 699	0.02%	0.00%	0.00%	0.00%	0.00%	0.04%	0.00%	0.15%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.03%	0.00%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Non-Amortizing Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	620 - 659	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	660 - 699	0.00%	0.04%	0.00%	0.00%	0.00%	0.00%	0.00%	0.09%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.02%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and doc type
2. Combined LTV = First Lien + Second + Silent Second
3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)
4. Approximate loan population fine
5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection
6. The sum of all six FICO/CLTV grids should sum to 100%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.74%	0.70%	0.86%	0.42%	1.66%	2.50%	0.22%	0.26%
	560 - 599	0.26%	0.42%	0.38%	0.24%	0.99%	2.97%	1.21%	1.55%
	600 - 619	0.05%	0.17%	0.16%	0.02%	0.42%	1.61%	0.62%	3.91%
	620 - 659	0.04%	0.15%	0.14%	0.14%	0.27%	2.28%	0.74%	5.75%
	660 - 699	0.08%	0.00%	0.04%	0.08%	0.13%	1.23%	0.37%	2.10%
	700 - 740	0.00%	0.03%	0.00%	0.04%	0.01%	0.16%	0.20%	0.69%
	740 +	0.02%	0.00%	0.06%	0.02%	0.07%	0.09%	0.18%	0.29%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.26%	0.74%	0.55%	0.10%	0.75%	0.55%	0.07%	0.15%
	560 - 599	0.51%	0.58%	0.57%	0.04%	0.73%	1.98%	0.02%	0.06%
	600 - 619	0.17%	0.23%	0.26%	0.13%	0.61%	1.70%	0.31%	0.07%
	620 - 659	0.10%	0.21%	0.44%	0.16%	0.90%	2.50%	1.56%	2.75%
	660 - 699	0.15%	0.13%	0.17%	0.08%	0.32%	1.17%	0.60%	4.16%
	700 - 740	0.00%	0.01%	0.00%	0.00%	0.15%	0.49%	0.12%	1.96%
	740 +	0.00%	0.00%	0.01%	0.00%	0.03%	0.22%	0.04%	0.39%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.02%	0.00%	0.02%	0.01%	0.00%	0.00%	0.02%
	560 - 599	0.03%	0.06%	0.04%	0.01%	0.03%	0.32%	0.04%	0.13%
	600 - 619	0.02%	0.01%	0.05%	0.02%	0.04%	0.35%	0.06%	0.82%
	620 - 659	0.00%	0.06%	0.05%	0.00%	0.06%	0.51%	0.34%	2.11%
	660 - 699	0.01%	0.00%	0.01%	0.00%	0.04%	0.17%	0.14%	1.11%
	700 - 740	0.00%	0.00%	0.00%	0.03%	0.00%	0.03%	0.02%	0.25%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.10%	0.00%	0.08%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% +
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.01%
	560 - 599	0.04%	0.00%	0.03%	0.00%	0.05%	0.01%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.02%	0.03%	0.00%	0.08%	0.00%	0.12%
	620 - 659	0.02%	0.07%	0.01%	0.03%	0.08%	0.29%	0.06%	0.87%
	660 - 699	0.03%	0.01%	0.00%	0.02%	0.07%	0.24%	0.10%	1.34%
	700 - 740	0.01%	0.01%	0.03%	0.00%	0.00%	0.06%	0.01%	0.51%
	740 +	0.02%	0.03%	0.00%	0.00%	0.00%	0.05%	0.00%	0.19%

	Check for 0's
	Total equals 100%	0.00%
	GT 80% Match	-0.03%
	ARM Match	-0.01%
	IO Match	-0.04%
	FICO % Match	-0.60%